Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of June 20, 2015, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Richard Kim (“Employee”).

WHEREAS, Employee shall commence his employment with the Company on July 13, 2015; and

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company on the terms hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.Term of Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on July 13, 2015 or such other date as may be agreed upon by the parties (the “Commencement Date”) and ending on the one year anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 4 or if, at least thirty (30) days prior to the applicable anniversary date, either Employee or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”
2.Title; Capacity. During the Agreement Term, the Company will employ Employee as its Senior Vice President, Commercial—United States to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Commercial and Corporate Affairs Officer of the Company (“CCO”) or the Company shall from time to time reasonably assign to Employee. On an annual basis, as may be directed by the Company’s Board of Directors (the “Board”) or the Compensation Committee, the CCO, in consultation with Employee, will set reasonably attainable, specific goals pursuant to the objectives of the Company as in effect from time to time. Employee shall report directly to the CCO for all duties, and shall be subject to the supervision of, and shall have such authority as is delegated to Employee by, the CCO, which authority shall be sufficient to perform Employee’s duties hereunder. Employee will be based at the Company’s New York City headquarters. The location of Employee’s employment is subject to change during the course of the Agreement Term as determined by the Board. Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Employee shall devote his full business time, energies and attention in the performance of the foregoing services. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) performing services for such other companies as the Company may designate or permit, (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (iii) serving as an officer or a member of charitable, educational or civic organizations, (iv) engaging in charitable activities and community affairs, and (v) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i) — (v) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

3.Compensation and Benefits.
3.1Salary. The Company shall pay Employee an initial annualized base salary of $375,000.00, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to adjustment as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion.
3.2Bonuses. At the end of a given fiscal year, Employee will be eligible to receive a bonus equal to up to 40% of base salary in effect at the end of such fiscal year. Employee and Company agree that the bonus for fiscal 2015 shall prorated by the number of days employed at the Company during fiscal 2015. The amount of any such bonus shall be based on factors including, but not limited to, Employee’s achievement, as determined by the Board or the Compensation Committee in its sole discretion, of reasonable goals and milestones established in advance by the Company, including goals and milestones that may be established by the Board or the Compensation Committee in consultation with the Chief Executive Officer, CCO and/or Employee. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. Such bonus, if any, will be paid to Employee on or after January 1 and in any case no later than March 15 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Employee and approved by the Board, some or all of the bonus may be paid in equity under the Company’s stockholder approved stock plan then in effect (valued at the fair market value thereof), or any combination of the foregoing. To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the “Policy”) providing for the recovery from the Employee of any payment of incentive-based compensation paid to the Employee that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Employee, provided that any such Policy shall only be binding on the Employee if the same Policy applies to the Company’s executive officers.
3.3Equity Awards.
(a)No later than seven business days after the Commencement Date, the Company shall award Employee (i) a stock option under its 2012 Equity Incentive Plan (the “2012 Plan”) to purchase shares of the Company’s common stock at a per share exercise price equal to the closing price of the common stock on the date of grant (the “Time-Based Option”), such price being the fair market value of one share of the Company’s common stock on the date thereof, with the aggregate fair value of the Time-Based Option equal to $1,000,000 as of the date of grant based on the Black-Scholes methodology as approved by the Company’s Compensation Committee and/or the Board and (ii) shares of restricted stock (the “Restricted Stock”) with an aggregate fair value equal to $1,000,000 as of the date of grant.
(b)Each of the Time-Based Option and the Restricted Stock will be evidenced in writing by an agreement provided by the Company. The Time-Based Option shall vest as follows: (i) one-quarter of the Time-Based Option will vest on the first anniversary of the Commencement Date; and (ii) the remaining balance will vest in equal monthly installments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Employee’s continued employment by the Company and the 2012 Plan, except as otherwise set forth herein. The Time-Based Option agreement will specify that vested options shall be exercisable for up to ten (10) years, subject to the terms of this Agreement and the 2012 Plan. The shares underlying the Restricted Stock shall vest as follows: (x) one-quarter of the shares underlying the Restricted Stock will vest on the first anniversary of the Commencement Date; and (y) the remaining balance will vest in equal quarterly installments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Employee’s continued employment by the Company and the 2012 Plan, except as otherwise set forth herein.

(c)At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other equity-based awards may be granted to Employee from time to time.
3.4Fringe Benefits. Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes generally available to its employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Employee is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company’s benefit programs are described in the Company’s Employee Handbook and are subject to change at any time at the Company’s sole discretion. Employee shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Employee shall determine in consultation with the CCO and in a manner so as not to impair or otherwise interfere with Employee’s ability to perform his duties and responsibilities hereunder). The vacation days for which Employee is eligible shall accrue at the rate of 1.67 days per month that Employee is employed during such calendar year. Vacation policy details are set forth in the Company’s Employee Handbook.
3.5Automobile Allowance. The Employee will be provided with a monthly automobile allowance in the amount of $2,500. The Employee shall be responsible for payment of all automobile-related expenses and the Company shall have no obligation beyond the payment of the monthly allowance set forth above. The Employee agrees to obtain commercially reasonable automobile insurance covering the operation of any vehicle he uses during the course of his employment with the Company.
3.6Reimbursement of Expenses. The Company shall reimburse Employee for reasonable travel, entertainment and other expenses incurred or paid by Employee in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Employee must submit proper documentation for each such expense within sixty (60) days after the later of Employee’s (i) incurrence of such expense or (ii) receipt of the invoice for such expense. The Company will reimburse Employee for that expense within thirty (30) days after receipt of the documentation. Employee shall abide by the Company’s travel and other policies applicable to Company personnel.
3.7Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings, if any.
4.Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following;
4.1Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.
4.2Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Employee, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon

(a)a good faith finding by the Company that (i) Employee has engaged in material dishonesty, willful misconduct or gross negligence; (ii) Employee has breached or has threatened to breach Employee’s Invention, Non-Disclosure, and Non-Solicitation Agreement; or (iii) Employee has materially breached this Agreement, and Employee has failed to cure such conduct or breach within thirty (30) days after Employee’s receipt of written notice from the Company of such breach; or
(b)Employee’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.
4.3Termination By Employee for Good Reason. Employee may terminate the Agreement Term for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below. In addition, notwithstanding the occurrence of any of the events enumerated in clauses (a) through (c), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Employee of the occurrence or existence of an event or circumstance enumerated in clauses (a) through (c), such event or circumstance has been remedied by the Company. Employee shall not be deemed to have terminated his employment for Good Reason unless Employee first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Employee actually ends his employment within one-hundred and twenty (120) days after the Company’s failure to cure.
(a)any other action or omission by the Company which results in a material diminution in Employee’s position, status, offices, titles, authority, responsibilities, or reporting requirements;
(b)a change by the Company in the location at which Employee performs his principal duties for the Company to a different location that is more than fifty (50) miles from the location at which Employee performed his principal duties for the Company immediately prior to the date on which such change occurs; or
(c)any material breach by the Company of this Agreement.
4.4Death or Disability. This Agreement shall terminate upon Employee’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Employee, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Company; provided, that, if Employee and the Company do not agree on a physician, Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
4.5Termination by Employee Without Good Reason or Termination by the Company Without Cause. At the election of Employee without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.
5.Effect of Termination.

5.1Payments Upon Termination for Any Reason. In the event Employee’s employment is terminated pursuant to Section 4, the Company shall pay to Employee (or his estate or legal representative, if applicable), on the date of his termination of employment with the Company, the compensation and benefits under Sections 3.1, 3.4, 3.5 and 3.6 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). In the event of termination of Employee’s employment by Employee by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Employee’s death or disability pursuant to Section 4.4, or by Employee without Good Reason pursuant to Section 4.5, Employee shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.
5.2Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Employee for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Employee’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Employee for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Employee executes a release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be effective and irrevocable prior to the sixtieth (60th) day following the termination of the Employee’s employment (the “Review Period”), the Company shall provide Employee with the following:
(a)twelve (12) months of Employee’s base salary in effect at the time of termination of employment, payable according to the Company’s payroll commencing on the first payroll date following the date the Release is effective and irrevocable (the “Payment Date”); and
(b)the Company will, for a period of twelve (12) months following Employee’s termination from employment, continue Employee’s participation in the Company’s group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Employee during Employee’s employment, provided, however, that if the Company’s health insurance plan and/or dental plan does not permit such continued participation in such plan after Employee’s termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Employee during Employee’s employment, including any administrative fee, on Employee’s behalf for such twelve-month period; and provided, further, that if Employee becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Employee becomes eligible to be covered under a health insurance plan of the new employer.
5.3Termination in the Event of a Change in Control.
(a)In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above and 5.5 below, in the event Employee’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Employee for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, in anticipation of and/or within twelve (12) months following a Change in Control (as defined below), provided that Employee (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, Employee shall be entitled to the following:

(i)a lump sum cash amount equal to twelve (12) months of Employee’s base salary in effect at the time of Employee’s termination, such payment to be made on the Payment Date;
(ii)for up to twelve (12) months after Employee’s date of termination, the Company shall continue Employee’s participation in the Company’s group health and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Employee during Employee’s employment; provided, however, that if the Company’s health insurance plan and/or dental insurance plan does not permit Employee’s continued participation in such plan after his termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Employee during Employee’s employment, including administrative fees, on Employee’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Employee becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue the relevant benefits, or if applicable, to pay the relevant costs of COBRA, if Employee becomes eligible to be covered under a health insurance plan and/or dental plan of the new employer.
(b)As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:
(i)any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or
(ii)any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or
(iii)a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.
5.4Effect of Termination on Stock Options and Other Equity Compensation.
(a)In the event of Employee’s termination by Employee by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Employee without Good Reason pursuant to Section 4.5, all unvested stock options and other equity-based awards granted to Employee before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, Employee shall have until the earlier of expiration date of the option or ninety (90) days from the date of termination of Employee to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company

(b)In the event of Employee’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Employee for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, and provided that Employee (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, all unvested stock options and other equity-based awards granted to Employee before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, and Employee (or his estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.
(c)In the event Employee’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Employee for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, in anticipation of and/or within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Employee (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, all of Employee’s unvested stock options and other equity-based awards then in effect shall vest as of the date the Release is effective and irrevocable and Employee (or his estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.
(d)In the event Employee’s employment with the Company is terminated by reason of disability pursuant to Section 4.4, all unvested stock and stock options granted to Employee before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Employee shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.
5.5Review Period. In the event that the Review Period begins in one taxable year of the Employee and ends in a later taxable year, any payments contingent upon Employee’s execution without revocation of the Release prior to the end of the Review Period will be made or commence to be paid on the first payroll date in the later taxable year. In no event will any payments be made or commence to be paid later than the ninetieth (90th) day following the Employee’s date of termination.
5.6Limitation on Benefits. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Employee to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of that options that occurs as a result of such Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). The Company agrees to pay for all costs associated with the determination of the payments or vesting required to be reduced and for the avoidance of doubt, shall not be required to pay any taxes, penalties, interest or other expenses to which Employee may be subject.

5.7Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
6.Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to Employee, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.
7.Absence of Restrictions. Employee represents and warrants that Employee is not bound by any employment contracts, restrictive covenants or other restrictions that prevent [his/her] from entering into employment with, or carrying out [his/her] responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.
8.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of the Commencement Date, by and between the Company and Employee. Notwithstanding the foregoing, the parties to this Agreement acknowledge that stock options and other equity awards may be granted by the Company to Employee under and pursuant to the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan and any amendments thereto, as well as any additional plans, and the award agreements related to such plans.
9.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.
10.Governing Law: Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Employee each consents to the jurisdiction of such a court.

The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Employee are personal and shall not be assigned by Employee. Notwithstanding the foregoing, if Employee dies the compensation and benefits stated in this Agreement will be paid to his beneficiary or his estate if no beneficiary.
12.Miscellaneous.
12.1No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
12.2Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
12.3Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
12.4Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.
12.5Blue Penciling. To the extent that any provision herein or in any plan of nonqualified deferred compensation that this document is a part of contravenes the requirements of Code Section 409A or the regulations thereunder), such provision shall be appropriately modified in accordance with available IRS guidance (including without limitation IRS Notice 2010-6 and related guidance) so that Employee is not subject to the adverse effects of Code Section 409A but will nevertheless retain, to the extent possible, the economic benefit of the provision.
12.6Section 409A.
(a)The payments under this Agreement are intended either to be exempt from Section 409A of the Code under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to the Employee under this Agreement upon a “termination of employment” is determined by the Company to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until the Employee has also experienced a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent Employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on Employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six-month anniversary of Employee’s separation from service or death; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6) month delay. At the request of the Employee, the Company shall set aside those payments that would otherwise be made in such six-month period in a trust that is in compliance with Rev. Proc. 92-64.

(b)If an expense reimbursement or provision of in-kind benefit provided to the Employee under this Agreement is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.
(c)The parties agree to negotiate in good-faith the amendment of this Agreement, as necessary, to avoid any violations of Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Kristin Gustafson
	Name:	Kristin Gustafson
	Title:	Senior Vice President, Global Human Resources and Facilities

EMPLOYEE:

By:	/s/ Richard Kim
	Name:	Richard Kim

Address for Notice Purposes: [Last address in books and records of the Company]

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Intercept Pharmaceuticals, Inc. (the “Company”) and me dated as June 20, 2015 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release , I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the rights to any equity awards that vested prior to the termination of my employment; and/or (g) any actions to enforce the Agreement.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

(1)I first received this Release on the date of the Agreement to which it is attached as Exhibit A;
(2)I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the sixtieth (60th) day following my separation of employment;
(3)I have carefully read and understand this Release;
(4)The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;
(5)I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;
(6)I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;
(7)I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit l would have otherwise received if I did not sign this Release;
(8)I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;
(9)This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(10)This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:
Richard Kim Date signed